Exhibit 10.2

EXECUTION COPY

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is made effective as of the 25th day of August, 2008 (the “Effective Date”), by and between The Amacore Group, Inc., a Delaware Corporation (the “Company”), and Clark A. Marcus, an individual resident of the state of Florida (the “Consultant”).

RECITALS:

WHEREAS, the Company desires to engage the Consultant to perform the consulting services as more fully set forth herein; and

WHEREAS, the Consultant desires to be engaged by the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the Recitals and of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.    Engagement.  The Company hereby engages the Consultant to perform the Services (as defined herein) and the Consultant hereby accepts such engagement with the Company in accordance with the terms and conditions set forth in this Agreement.  The Consultant shall devote such time and attention to the Services as are reasonably necessary to perform such Services, but the Company acknowledges that this Agreement is not exclusive and that Consultant can provide non-competing services to other entities or on his own behalf.  The Company acknowledges that Consultant will continue his legal practice, subject to the terms hereof.

2.    Services.  The Consultant shall provide on a non-exclusive basis to the Company strategic planning, merger and acquisition and investment relations consulting services, which shall include meetings and discussions of such matters with third parties and such discussions are hereby authorized.  Services will include such other consulting services as they pertain to matters dealing with the public market place and perception of the Company from time to time as may be requested by the Company or its agents or representatives (the “Services”).

3.    Consulting Fee. In consideration for performing the Services for the Company, the Company shall pay the Consultant as follows:

(a)    upon execution of this Agreement, the Company shall pay the Consultant  a one-time fee of One Hundred Twelve Thousand Dollars ($112,000) in immediately available funds;

(b)    for the term of this Agreement, an annual fee of Six Hundred Thousand Dollars ($600,000), which fee shall be payable in equal installments in accordance with the Company’s customary payroll practices; and

(c)    The Company shall pay the premium for one year for the life insurance that is currently in place for Consultant's family, which obligation shall not exceed $32,000.  The Company shall immediately cancel all key man life insurance related to Clark Marcus where the Company is a beneficiary.

(d)    The Company agrees to reimburse the Consultant for any excise taxes payable by him under Section 409A of the Internal Revenue Code and regulations promulgated thereunder by reason of the payment of the fee specified in Section 3(a) hereof in an amount up to twenty percent (20%) of such fee, plus any penalties or interests that are imposed by the Internal Revenue Service or other taxing authority solely by reason of the foregoing payment being made by the Company and for no other reason.

4.    Other Consulting Arrangements.

(a)    Consulting Support.  For the Term (defined below) of this Agreement, the Company agrees to make available to the Consultant (i) his current office space and use of facilities at the Company's Tampa headquarters and (ii) one employee of the Company dedicated to provide the Consultant dedicated secretarial support.  The employee provided to Consultant for dedicated secretarial support shall be Sharon Mandel.  Consultant acknowledges that Ms. Mandel is an at-will employee.  The Company acknowledges that as of the date hereof it has no current intent to terminate Ms. Mandel's employment and will not do so except in the instance of a good faith reduction in force or for cause.  Consultant further acknowledges that if Ms. Mandel quits her employment with the Company, the Company is not obligated to provide other secretarial support to Consultant.

(b)    Health and Dental Benefits.  Pursuant to that certain Separation Agreement (the “Separation Agreement”) by and between the Company and the Consultant, dated as of an even date herewith, the Company has agreed to provide certain benefits to the Consultant after the separation of Consultant’s employment from the Company.  The Consultant acknowledges and agrees that he has received information regarding his right to elect continuation of his group health and dental insurance coverage under federal law (“COBRA”), which if elected may allow him to continue that insurance coverage for up to an eighteen (18)-month period after his separation.  Pursuant to the Separation Agreement, the Company shall pay the COBRA premium, if elected by the Consultant, for the Term of this Agreement.   After such time, if the Consultant wishes to continue COBRA coverage, the Consultant agrees that he shall be responsible for the full COBRA premium.  The Company’s obligation to provide benefits under this Agreement shall under no circumstances exceed payment of the COBRA premium for eighteen (18)-months.

(c)    Expense Reimbursement.  Provided that the Consultant has incurred business expenses that are reasonable, appropriate and consistent with expenses while employed by the Company (considering, among other things, the entire set of circumstances) in the pursuit of the Services hereunder, the Company shall pay, upon submission of appropriate vouchers and supporting documentation, such expense incurred by the Consultant, according to Company policy.  The Company's driver in New York will continue to be made available to Consultant as needed by him.

5.    Term and Termination.

(a)    Term.  This Agreement shall commence as of the Effective Date and shall continue in full force and effect for a period of one year thereafter (the “Initial Term”), unless earlier terminated as provided herein.  This Agreement may be renewed for successive one-year periods upon mutual agreement of the parties (each a “Renewal Term” and together with the Initial Term, the "Term").

(b)    Termination.  This Agreement may be terminated prior to expiration of the Initial or any Renewal Term as provided in paragraph 5(a) above, by prior written notice to the other party as follows:

(i)    by either party, in the event the other party should breach or fail to perform any of its material obligations hereunder and should fail to remedy such breach or nonperformance within thirty (30) calendar days after receiving written demand therefore.  Notwithstanding, the Company may not claim a breach of non-performance based on the number of hours Consultant works or based on requested travel not taken by Consultant;

(ii)    by either party, effective immediately, if  the other party shall have been convicted of a felony violation or if Consultant is arrested or charged with a crime not instigated by the Company and such arrest or charge negatively effects the business or reputation of ACGI; or

(iii)    by the Company, effective immediately, if the Consultant (1) knowingly makes any materially false or untrue statements or representations to the Company herein or in the performance of its obligations hereunder; or (2) engages in gross negligence, willful misconduct or fraud in the performance of the Services hereunder.

6.    Return of Materials.  Upon termination of this Agreement for any reason, the Consultant shall promptly return to the Company all files, credit cards, keys, instruments, equipment, vehicles, and any other property or materials provided to the Consultant by the Company.

7.    Covenant Not to Compete.

(a)    Scope of Covenant.  The Consultant agrees that, subject to 7(b) herein, during any Term of this Agreement and for a period of one (1) year commencing upon the expiration or termination of the Consultant’s engagement hereunder (for any reason whatsoever except if termination occurs by reason of Company's breach) (the “Termination Date”) the Consultant shall not, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature, without the prior written consent of the Company:

(i)    engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any Business (as defined in (ii) below) selling any products or services in direct competition with the Company or any of its subsidiaries anywhere in the United States, its territories or possessions (the “Territory”);

(ii)    solicit any person who is at the Termination Date, or who was within one (1) year prior to the Termination Date, an employee of the Company or any of its subsidiaries for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or any of its subsidiaries, except Dr. Jerry Katzman, Mr. Joe Crisafi and Ms. Sharon Mandel;

(iii)    call upon any person or entity which is, at the Termination Date or which has been, within one (1) year prior to Termination Date a customer of the Company or any of its subsidiaries within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company or any of its subsidiaries in its Business within the Territory, where Business is defined as health care products or programs that are being sold by the Company as of the Effective Date; or

(iv)    engage in any act intended to cause any customer or potential customer of the Company located in the Territory with whom the Consultant had contact to discontinue, curtail or forego Business with the Company or to do Business with another entity, firm, business or enterprise which is competitive with the Business of the Company or its clients.

Provided, however, that nothing in this Section 7(a) shall be construed to preclude the Consultant from acquiring as a passive investment not more than 5% of the capital securities of any business enterprise whether or not engaged in competition with the Company or its subsidiaries, if and to the extent such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange.

(b)    Target Companies Activities Allowed.  Notwithstanding Section 7(a), unless the Company by written notice has informed Consultant that the Company has entered into definitive agreement(s) with target companies listed on Schedule A hereto (each a "Target" and collectively, the "Targets"), then at any time after the close of business on September 15, 2008, Consultant can freely conduct any activities related to Target(s) without violating Section 7(a) and without breaching this Agreement.  Such activities may include, but are not limited to, conducting due diligence, acquiring an interest, acquiring a controlling interest, meeting with potential investors, raising funds, reviewing potential transactions, and meeting with management from either company.   But if Consultant does move forward with any activity resulting in Consultant's directly or indirectly acquiring an interest (greater than 5%) in any Target(s), or becoming an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor in  Target(s),  he will resign from the Board of Directors of Company and this Agreement will terminate.

(c)    Reasonableness.  The Consultant acknowledges that the Company and its subsidiaries are currently and actively pursuing plans to expand their operations throughout the entire Territory, both through operational growth and by the acquisition of businesses, which may or may not be identified as of the date of this Agreement.  The Consultant acknowledges and agrees that the restrictions set forth in this Section 7 are founded on valuable consideration and are reasonable in duration and geographic area in light of the activities and business of the Company and it subsidiaries on the date of the execution of this Agreement and the current plans of the Company and its subsidiaries and that such restrictions are necessary to protect the legitimate interests of the Company.  It is also the intent of the Company and the Consultant that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and it subsidiaries throughout the term of this covenant.

(d)    Severability.  The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

(e)    Enforcement by the Company Not Limited.  All of the covenants in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Consultant against the Company, whether predicated in this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.  It is specifically agreed that the period of one year stated at the beginning of this Section 7, during which the agreements and covenants of the Consultant made in this Section 7 shall be effective, shall be computed by excluding from such computation any time during which the Consultant is in violation of any provision of this Section 7.

8.    Confidentiality and Proprietary Rights.

(a)    Confidentiality.  The Consultant acknowledges that, by reason of his providing Services to the Company, he will have access to confidential information of the Company and its subsidiaries and affiliates, including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between the Company, any of its subsidiaries or affiliates and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”).  The Consultant acknowledges that such Confidential Information is a valuable and unique asset of the Company and its subsidiaries and affiliates and covenants that, both during and for a period of five years after the Term, he will not disclose any Confidential Information to any person without the prior written authorization of the Company.  The obligation of confidentiality imposed by this Section 8 shall not apply to (a) Confidential Information that otherwise becomes generally known in the industry or to the public through no act of the Consultant in breach of this Agreement or any other party in violation of an existing confidentiality agreement with the Company or any of its subsidiaries or affiliates or (b) Confidential Information which is required to be disclosed by court order or applicable law.

(b)    Use of Confidential Information.  The Consultant shall not use any portion of the Confidential Information supplied by the Company hereunder or any patent, trademark, or other intangible property right of the Company, except as his obligations under this Agreement may require.

(c)    Protection of Proprietary Rights.  The Consultant agrees to cooperate with and assist the Company, at the Company’s expense, in the protection of trademarks, patents, or copyrights owned by or licensed to the Company, and shall inform the Company immediately of any infringements or other improper action with respect to such trademarks, patents, or copyrights that shall come to the attention of the Consultant.

(d)    HIPAA. The Consultant acknowledges that while performing the Services for the Company, the Consultant may have access to and obtain knowledge of certain confidential information about patients of the Company clients that is protected by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).  The Consultant hereby acknowledges receipt of information regarding compliance with HIPAA and agrees to abide by the requirements of HIPAA.

9.    Indemnification.

(a)    The Company shall indemnify and hold harmless the Consultant from and against all losses, damages, costs, expenses (including without limitation, expenses incurred in connection with investigating, defending or enforcing any action, suit, claim, investigation or proceeding incident to any matter indemnified hereunder), liabilities, claims, settlement payments, fines, penalties, corrective or remedial costs, awards, judgments, interest, diminution in value, and other charges or damages of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses, including without limitation those incurred in connection with any suit, action, claim, investigation or other proceeding) (collectively, “Losses”) incurred by the Consultant in connection with any claim against the Consultant or a proceeding to which the Consultant is party on account of, arising out of or relating to the Consultant’s performance of Services hereunder; provided that the Company shall have no indemnification obligation: (i) to the extent of the Consultant’s fraud, bad faith, gross negligence or willful misconduct; (ii) for representations or statements made by Consultant in his role as a Consultant not specifically authorized by Company herein or otherwise in writing, or (iii) any violation by the Consultant of any applicable law or regulation.

(b)    The Consultant shall indemnify and hold harmless the Company, and the Company’s affiliates and their respective officers, directors, employees, representatives and agents (for purposes of this Section 9(b), the “Company”), from and against all Losses incurred by the Company in connection with any claim against the Company or a proceeding to which the Company is party on account of, arising out of or relating to (i) the Consultant’s fraud, bad faith, gross negligence or willful misconduct; (ii) representations or statements made by the Consultant, or (iii) any violation by the Consultant of any applicable law, regulation.

10.    Specific Performance.  Consultant consents and agrees that if the Consultant violates any of the provisions of Sections 6, 7, or 8 hereof, the Company and its subsidiaries and affiliates would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company or any of its subsidiaries or affiliates. Therefore, the Consultant hereby agrees that the Company and any affected subsidiary or affiliate shall be entitled to have Sections 6, 7, or 8  hereof specifically enforced (including, without limitation, by injunctions and restraining orders) by any court having equity jurisdiction.  Nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries or affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Consultant.

11.    Independent Contractor.  Consultant and Company understand and acknowledge that Consultant's relationship with Company is that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a partnership or joint venture relationship.  Both parties also acknowledge that the Company shall have no duty, responsibility, or obligation: (a) to withhold and/or pay FICA taxes or federal, state or local income and other taxes; (b) to comply with or contribute to state worker's compensation and/or state or federal unemployment compensation funds or to comply with any other laws relating to employees with respect to the Consultant; or (c) to provide the Consultant with any Company fringe or other benefits available to Company employees; provided that the Company will provide the Consultant with a report of payments made under this Agreement on IRS Form 1099-MISC after the end of each calendar year.

12.    Survival. The obligations set forth in Sections 4, 6, 7, 8, 9, and 10 hereof shall survive any termination or expiration of this Agreement, and any other Section that provides a party with rights (including without limitation, rights to receive payments) that have not been fully satisfied as of such termination or expiration, will also survive any termination or expiration of this Agreement for any reason whatsoever.

13.    Successors and Assignment.  The Consultant's duties, obligations and services rendered under this Agreement are personal in nature and are unique and peculiar to the Consultant.  Therefore, without the Company’s prior written consent, the Consultant shall not assign, transfer, sell, encumber, pledge or otherwise alienate the Consultant's duties, obligations or responsibilities under this Agreement.  Consultant may assign his rights under this Agreement.   This Agreement cannot be assigned by the Company without Consultant's prior written consent.  This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the Company for the purposes of this Agreement).

14.    Notice.  Any notice (including notice of change of address) permitted or required to be given pursuant to the provisions of this Agreement shall be in writing and sent by registered or certified mail, return receipt requested, or by hand delivery to the parties at the following addresses:

If to the Company:	The Amacore Group, Inc.
Attn: President 1211 N. Westshore Blvd. Suite 512 Tampa, FL 33607

If to the Consultant:	Mr. Clark Marcus 9512 Windsong Lane Tampa , Florida 33618

Notice properly given by mail shall be deemed effective three (3) business days after mailing.

15.    Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Company and the Consultant concerning the Consultant's engagement by the Company, and supersedes any and all previous agreements or understandings, whether written or oral, between the Consultant and the Company concerning such engagement.  This Agreement may only be modified or amended by a written document executed by all parties hereto.

16.    Waiver.  The waiver by either party of the breach of any covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

17.    Invalidity of Any Provision.  The provisions of this Agreement are severable, it being the intention of the parties hereto that should any provision hereof be invalid or unenforceable, such invalidity or unenforceability of any provision shall not affect the remaining provisions hereof, but the same shall remain in full force and effect as if such invalid or unenforceable provision were omitted.

18.    Applicable Law and Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.  With respect to any suit, action or other proceeding arising from, or relating to, this Agreement, the parties hereby irrevocably agree to the exclusive personal jurisdiction and venue of the Federal and state courts located within the state of Florida.

19.    Headings.  Headings in this Agreement are for informational purposes only and shall not be used to construe the intent of this Agreement.

20.    Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first above written.

CONSULTANT:

/s/ Clark A. Marcus
Clark A. Marcus

COMPANY:

THE AMACORE GROUP, INC.

/s/ Jay Shafer
Jay Shafer,
President